UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 16, 2018 (March 16, 2018)
Date of Report (date of Earliest Event Reported)

NEWTEK BUSINESS SERVICES CORP.
(Exact Name of Company as Specified in its Charter)

MARYLAND	814-01035	46-3755188
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

1981 Marcus Avenue, Suite 130, Lake Success, NY 11042
(Address of principal executive offices and zip code)

(212) 356-9500
(Company’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.     Other Events
Newtek Technology Solutions, Inc. (“NTS”), a wholly-owned portfolio company of Newtek Business Services Corp. (“Newtek” or the “Company”), has experienced a cybersecurity incident. Specifically, NTS has become aware that an unauthorized third party misappropriated three domain names, which NTS uses to support customer management of hosted websites. NTS has notified its shared webhosting customers of the incident, and has assisted in re-routing web traffic to minimize any service disruptions to its clients.

NTS’ management has launched an investigation into the incident. Based on the investigation to date, NTS’ management believes that attackers compromised a portion of its shared webhosting system, and may have acquired certain customer information limited to its shared webhosting customers, and/or gained access to certain of its shared webhosting servers. While the investigation remains ongoing, NTS has taken a range of steps designed to secure its system, enhance its security protections, enhance access controls, and prevent future unauthorized activity. NTS also is working with forensic investigators to fully assess the incident and take additional remedial measures.

As a result of the incident, the Company reduced the fair value of its investment in NTS, a wholly-owned portfolio company, from $16.0 million as of September 30, 2017, to $12.4 million at December 31, 2017 (approximately 4.46% of the Company’s $278.3 million of net assets as of December 31, 2017, as previously disclosed on March 5, 2018).

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEWTEK BUSINESS SERVICES CORP.

Date: March 16, 2018	By:	/S/ BARRY SLOANE
Barry Sloane
Chairman of the Board and Chief Executive Officer